Exhibits 5.1 and 23.1

May 20, 2015

American Honda Receivables LLC

20800 Madrona Ave.

Torrance, California 90503

Re:	Honda Auto Receivables 2015-2 Owner Trust Asset Backed Notes Series 2015-2

Ladies and Gentlemen:

We have acted as counsel to American Honda Receivables LLC, a Delaware limited liability company (the “Company”) in connection with the issuance by Honda Auto Receivables 2015-2 Owner Trust, a Delaware statutory trust (the “Trust”) of the Asset-Backed Notes, Series 2015-2, Class A-2, Class A-3, and Class A-4 (collectively, the “Notes”) pursuant to a prospectus dated May 11, 2015, as supplemented by a prospectus supplement dated May 13, 2015 (collectively, the “Prospectus”). The Trust was formed pursuant to the short-form trust agreement dated April 8, 2015, among the Company, MUFG Union Bank, N.A., as owner trustee, and U.S. Bank Trust National Association, as Delaware trustee, as amended and restated pursuant to an Amended and Restated Trust Agreement dated May 20, 2015 (the “Trust Agreement”).

A Registration Statement of the Company on Form S-3 (File No. 333-183223) was filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2012, including all amendments thereto, and as the same may be amended from time to time (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement was declared effective on August 31, 2012. As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated May 20, 2015 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).

We have examined forms of:

(a) the Trust Agreement;

(b) the Indenture;

(c) the Receivables Purchase Agreement dated May 20, 2015 between American Honda Finance Corporation and the Company;

(d) the Sale and Servicing Agreement dated May 20, 2015 among the Trust, the Company and American Honda Finance Corporation;

(e) the Administration Agreement dated May 20, 2015 among the Trust, American Honda Finance Corporation, the Company and the Indenture Trustee;

(f) the Underwriting Agreement dated May 13, 2015, among J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and SG Americas Securities, LLC, as representatives for the several underwriters, the Company and American Honda Finance Corporation; and

(g) each class of the Notes.

We refer to the documents listed in (a) through (g) above as the Transaction Documents. Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined copies of the Certificate of Formation and Limited Liability Company Agreement of the Company, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that when the Notes have been duly executed and delivered in accordance with the Indenture, authenticated by the Indenture Trustee pursuant to the Indenture and sold pursuant to the Underwriting Agreement and as described in the Registration Statement, the Notes will constitute valid and binding obligations of the Trust, enforceable in accordance with their respective terms and the terms of Indenture. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to this firm in the Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Securities under the securities or blue sky laws of any state or jurisdiction. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By: /s/ Mark W. Harris

Mark W. Harris

A Partner